Exhibit 99.1
STONE ENERGY CORPORATION
Announces Second Quarter 2007 Results and Updated Guidance
LAFAYETTE, LA. August 8, 2007
     Stone Energy Corporation (NYSE: SGY) today announced net income of $72.0 million, or $2.60 per share, on operating revenue of $200.3 million for the second quarter of 2007 compared to a net loss of $1.5 million, or a $0.05 loss per share, on operating revenue of $169.2 million in the second quarter of 2006. The second quarter 2007 results included an after-tax gain of $36.3 million associated with the sale of substantially all of Stone’s Rocky Mountain properties, which was completed on June 29, 2007. Net income (loss) for the three and six-month periods ended June 30, 2006 included a net $16.4 million after-tax charge to earnings associated with the then proposed merger with Energy Partners, Ltd. For the six months ended June 30, 2007, net income totaled $82.5 million, or $2.98 per share, on operating revenue of $373.2 million compared to net income of $22.6 million, or $0.83 per share, on operating revenue of $327.6 million during the comparable 2006 period. All per share amounts are on a diluted basis.
     Discretionary cash flow was $140.4 million during the three months ended June 30, 2007 compared to $115.9 million generated during the second quarter of 2006 and $102.1 million during the first quarter of 2007. For the first six months of 2007, discretionary cash flow totaled $242.5 million compared to $223.1 million for the comparable 2006 period. (Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.)
     Net daily production volumes during the second quarter of 2007 averaged approximately 244 million cubic feet of gas equivalent (MMcfe) per day, which represented an 18% increase over average daily production for the comparable quarter in 2006 and a 3% increase over average daily production for the first quarter of 2007. For the six months ended June 30, 2007, net average daily production volumes were approximately 241 MMcfe, or 21% higher than average daily production for the six months ended June 30, 2006.
     CEO David Welch stated, “This marks the sixth straight quarter of increased quarterly production as our volumes once again came in slightly above our previous guidance. Our successful exploitation program at East Cameron 64 provided much of the added production in the second quarter. Furthermore, with almost half of our overall volumes being oil, our blended price realizations were boosted by strong oil prices.”
     “The biggest event of the quarter was the sale of our Rocky Mountain properties for $578 million. The sale price received for our Rocky Mountain properties demonstrated our success in building a value-added resource play. Our balance sheet was significantly enhanced as we reduced our bank borrowings to zero and redeemed our $225 million Floating Rate Notes on August 1, 2007. As of August 7, 2007, we still had a cash balance of approximately $327 million compared to our debt position of $400 million maturing one-half in each of 2011 and 2014. With this financial flexibility, we can now focus on attractive, value-added opportunities.”
     Prices realized during the second quarter of 2007 averaged $64.41 per barrel (Bbl) of oil and $7.50 per thousand cubic feet (Mcf) of natural gas, which represents a 1% increase, on an Mcfe basis, over second quarter 2006 average realized prices of $67.27 per Bbl of oil and $7.30 per Mcf of natural gas. Average realized prices during the first six months of 2007 were $60.63 per Bbl of oil and $7.23 per Mcf of natural gas representing a 5% decrease on an Mcfe basis compared to $63.74 per Bbl of oil and $7.96 per Mcf of natural gas realized during the first six months of 2006. All unit pricing amounts include the cash settlement of effective hedging contracts. Hedging transactions in the second quarter of 2007 increased the average realized price of natural gas by $0.01 per Mcf, compared to an increase in average realized prices of $0.90 per Mcf of natural gas during the second quarter of 2006. Hedging transactions did not impact realized oil prices during the second quarter of 2007 and 2006.

     Lease operating expenses (LOE) incurred during the second quarter of 2007 totaled $40.5 million compared to $32.5 million for the comparable quarter in 2006, and $51.1 million in the first quarter 2007. The increase in lease operating expenses versus last year was partially attributed to the Amberjack acquisition completed in July 2006 and previously shut-in properties coming back on line during late 2006, while the decrease from the first quarter 2007 was primarily due to the previously disclosed $9.9 million replacement well at South Marsh Island Block 108 expensed in the first quarter. On a per unit basis, LOE was $1.83 per Mcfe in the second quarter of 2007 versus $1.74 per Mcfe in the second quarter of 2006 and $2.39 per Mcfe in the first quarter of 2007. For the six months ended June 30, 2007 and 2006, lease operating expenses were $91.6 million and $67.4 million, respectively.
     Depreciation, depletion and amortization (DD&A) on oil and gas properties for the second quarter of 2007 totaled $80.4 million compared to $74.7 million for the second quarter of 2006. DD&A expense on oil and gas properties for the six months ended June 30, 2007 totaled $158.2 compared to $139.3 million during the same year-to-date period of 2006.
     Salaries, general and administrative (SG&A) expenses (exclusive of incentive compensation) for the second quarter of 2007 were $9.4 million compared to $8.6 million in the second quarter of 2006. For the six months ended June 30, 2007 and 2006, SG&A totaled $17.6 million and $17.1 million, respectively.
     Borrowings outstanding under our bank credit facility were fully paid down at June 30, 2007. Additionally, we had letters of credit totaling $52.8 million, resulting in $32.6 million of availability on our $85.4 million borrowing base at June 30, 2007. The borrowing base under the credit facility is re-determined periodically based on the bank group’s evaluation of our proved oil and gas reserves, coverage ratios, and the group’s oil and gas pricing outlook. On August 1, 2007, our $225 million Floating Rate Notes Due 2010 were fully redeemed at face value. The $200 million 8 1/4 % Senior Subordinated Notes due 2011 and the $200 million 6 3/4% Senior Subordinated Notes due 2014 remain outstanding.
     Capital expenditures before capitalized salaries, general and administrative (SG&A) expenses (inclusive of incentive compensation) and interest during the second quarter of 2007 totaled $91.0 million, including $0.9 million of acquisition costs. Additionally, $4.6 million of capitalized SG&A expenses (inclusive of incentive compensation) and $5.0 million of capitalized interest were capitalized during the quarter. Year-to-date 2007 capital expenditures before capitalized SG&A and interest were $132.3 million, including $8.4 million of acquisition costs. Year-to-date capitalized SG&A and interest totaled $9.7 million and $9.4 million, respectively.
Operational Update
     East Cameron Block 64. Stone successfully drilled and completed four development wells in the East Cameron 64 and 45 blocks. A fifth well on the adjacent West Cameron 176 block was drilled and is currently being evaluated. Current net production from the four wells is approximately 10 MMcfe per day. Stone has a 100% working interest (WI) and an 85.5% revenue interest (NRI) in these wells.
     Bohai Bay, China. As was previously discussed, during the first quarter of 2007, Stone drilled the third well in the program on the 09/18 concession. The CFD 22-4-1 well was plugged and abandoned. Stone expects to drill a fourth well on the 9/18 concession before the end of the year.
     Rocky Mountain Region. As was previously disclosed, Stone completed the sale of Rocky Mountain properties on June 29, 2007 for $578 million. The production associated with the Rocky Mountains was approximately 34 MMcfe per day in the second quarter.

2007 Updated Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rate will be as estimated.
     The following 2007 guidance reflects the sale of substantially all of the Rocky Mountain properties on June 29, 2007.
     Capital Expenditure Budget. The capital expenditures budget for 2007 has been reduced by approximately $30 million to $290 million from the original $320 million due to the sale of the Rocky Mountain properties. The $290 million excludes acquisitions, capitalized interest and SG&A, and hurricane related expenditures.
     Production. For the third quarter of 2007, Stone expects net daily production to average between 180-210 MMcfe per day. Stone still expects full year 2007 average daily production to be in the range of 210-230 MMcfe per day.
     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $162-$177 million for 2007 based upon current operating conditions, budgeted maintenance activities and a contingency for potential hurricane interruption and cost. This estimate includes approximately $10 million for the re-drilling of a well lost from Hurricane Rita.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $3.60 -$3.80 per Mcfe during 2007.
     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses (excluding incentive compensation expense) to range between $30-$33 million during 2007.
     Corporate Tax Rate. For 2007, Stone expects its corporate tax rate to approximate 35%.
Hedge Position
     The following table illustrates Stone’s derivative positions for calendar years 2007 and 2008.

	Zero-Premium Collars
	Natural Gas				Oil
	Daily				Daily
	Volume		Floor	Ceiling	Volume	Floor	Ceiling
	(MMBtus/d)		Price	Price	(Bbls/d)	Price	Price
2007	20,000		$7.50	$10.40	3,000	$60.00	$78.35
2007	60,000	*	7.00	9.40	3,000	60.00	93.05
2008	30,000	**	8.00	14.05	3,000	60.00	90.20

*	March-December

**	January-March

Non-GAAP Financial Measure
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes this measure is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. (See reconciliation of discretionary cash flow to cash flow provided by operating activities in the Consolidated Statement of Operations and Net Cash Flow Information.)
Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Thursday, August 9, 2007 to discuss the operational and financial results for the second quarter of 2007. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s Web site. The replay will be available for one week.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
FINANCIAL RESULTS
Net income (loss)	$71,983	($1,452)	$82,459	$22,556
Net income (loss) per share	$2.60	($0.05)	$2.98	$0.83

PRODUCTION QUANTITIES
Oil (MBbls)	1,726	1,301	3,377	2,338
Gas (MMcf)	11,834	10,899	23,308	22,168
Oil and gas (MMcfe)	22,190	18,705	43,570	36,196

AVERAGE DAILY PRODUCTION
Oil (MBbls)	19	14	19	13
Gas (MMcf)	130	120	129	123
Oil and gas (MMcfe)	244	206	241	200

REVENUE DATA (1)
Oil revenue	$111,173	$87,523	$204,757	$149,035
Gas revenue	88,718	79,588	168,467	176,510

Total oil and gas revenue	$199,891	$167,111	$373,224	$325,545

AVERAGE PRICES (1)
Oil (per Bbl)	$64.41	$67.27	$60.63	$63.74
Gas (per Mcf)	7.50	7.30	7.23	7.96
Per Mcfe	9.01	8.93	8.57	8.99

COST DATA
Lease operating expenses	$40,510	$32,546	$91,596	$67,422
Salaries, general and administrative expenses (2)	9,402	8,588	17,635	17,065
DD&A expense on oil and gas properties	80,357	74,662	158,192	139,294

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$1.83	$1.74	$2.10	$1.86
Salaries, general and administrative expenses (2)	0.42	0.46	0.40	0.47
DD&A expense on oil and gas properties	3.62	3.99	3.63	3.85

AVERAGE SHARES OUTSTANDING — Diluted	27,706	27,314	27,642	27,333

(1)	Includes the cash settlement of effective hedging contracts.

(2)	Exclusive of incentive compensation expense.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
AND NET CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
STATEMENT OF OPERATIONS
Operating revenue:
Oil production	$111,173	$87,523	$204,757	$149,035
Gas production	88,718	79,588	168,467	176,510
Derivative income, net	409	2,068	—	2,068

Total operating revenue	200,300	169,179	373,224	327,613

Operating expenses:
Lease operating expenses	40,510	32,546	91,596	67,422
Production taxes	2,808	3,885	6,672	8,102
Depreciation, depletion and amortization	81,340	75,605	160,179	141,176
Accretion expense	4,416	3,042	8,832	6,085
Salaries, general and administrative expenses	9,402	8,588	17,635	17,065
Incentive compensation expense	515	373	1,361	605
Derivative expenses, net	—	—	91	—

Total operating expenses	138,991	124,039	286,366	240,455

Gain on Rockies divestiture	55,816	—	55,816	—

Income from operations	117,125	45,140	142,674	87,158

Other (income) expenses:
Interest	10,284	6,892	21,475	12,807
Other income, net	(2,969)	(1,738)	(4,844)	(2,660)
Merger expense reimbursement	—	(18,200)	—	(18,200)
Merger expenses	—	46,483	—	46,483

Total other expenses	7,315	33,437	16,631	38,430

Income before taxes	109,810	11,703	126,043	48,728

Provision for income taxes:
Current	17,500	—	17,500	—
Deferred	20,327	13,155	26,084	26,172

Total income taxes	37,827	13,155	43,584	26,172

Net income (loss)	$71,983	($1,452)	$82,459	$22,556

NET CASH FLOW INFORMATION

Reconciliation of non-GAAP financial measures:
Discretionary cash flow	$140,381	$115,894	$242,515	$223,112

Net working capital changes and other	(13,914)	(25,848)	(6,322)	(51,760)
Settlement of asset retirement obligations	(18,773)	—	(18,773)	—

Net cash flow provided by operating activities	$107,694	$90,046	$217,420	$171,352

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006
Assets

Current assets:
Cash and cash equivalents — unrestricted	$411,610	$58,862
Cash and cash equivalents — restricted	126,023	—
Accounts receivable	205,517	241,829
Other current assets	12,167	11,982

Total current assets	755,317	312,673

Oil and gas properties—United States—full cost method of accounting:
Proved, net of accumulated depreciation, depletion and amortization of $2,017,337 and $2,706,939, respectively	1,090,180	1,569,947
Unevaluated	138,003	173,925
Oil and gas properties — China (unevaluated)	37,765	40,553
Building and land, net	5,736	5,811
Fixed assets, net	6,199	8,302
Other assets, net	64,347	17,260

Total assets	$2,097,547	$2,128,471

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$112,064	$120,532
Undistributed oil and gas proceeds	54,986	39,540
Current portion of long-term debt	225,000	—
Asset retirement obligations	20,419	130,341
Other current liabilities	26,549	20,415

Total current liabilities	439,018	310,828

Senior Floating Rate Notes	—	225,000
8 1/4% Senior Subordinated Notes due 2011	200,000	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
Bank debt	—	172,000
Deferred taxes	125,917	94,560
Asset retirement obligations	332,026	210,035
Other long-term liabilities	5,790	4,408

Total liabilities	1,302,751	1,416,831

Common stock	276	276
Treasury stock	(1,161)	(1,161)
Additional paid-in capital	508,038	502,747
Retained earnings	283,388	200,929
Accumulated other comprehensive income	4,255	8,849

Total stockholders’ equity	794,796	711,640

Total liabilities and stockholders’ equity	$2,097,547	$2,128,471